Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ACMI Holdings, Inc.:

We consent to the use of our report dated May 14, 2004, included in the Form 8-K/A of Coinstar, Inc., with respect to the consolidated balance sheets of ACMI Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2003 and the eleven months ended December 31, 2002 and the consolidated statements of operations, stockholders’ equity, and cash flows of American Coin Merchandising, Inc. and subsidiary for the one-month ended January 31, 2002 and the year ended December 31, 2001.

Our report refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 46R Consolidation of Variable Interest Entities (revised December 2003) — an Interpretation of ARB No. 51 for all periods presented and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective on January 1, 2002.

KPMG LLP

Denver, CO

September 17, 2004